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                     February 23, 2022

       Adam Satterfield
       Chief Financial Officer
       Old Dominion Freight Line, Inc.
       500 Old Dominion Way
       Thomasville, NC 27360

                                                        Re: Old Dominion
Freight Line, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 000-19582

       Dear Mr. Satterfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation